Exhibit 10.6

AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED

PARTNERSHIP AGREEMENT OF PJT PARTNERS HOLDINGS LP

This Amendment (this “Amendment”) to the Second Amended and Restated Limited Partnership Agreement of PJT Partners Holding LP (the “Partnership”) dated October 1, 2015 (the “Agreement”) is dated as of October 1, 2015.  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

WHEREAS, pursuant to Section 11.12 of the Agreement, the Agreement may be amended by the General Partner in its sole discretion; and

WHEREAS, the General Partner desires to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

Section 1. Amendment to Schedule I.  Schedule I of the Agreement is hereby amended and restated in its entirety to read as follows:

“Schedule I

LTIP UNITS

1.1  Designation.  A class of Units in the Partnership designated as “LTIP Units” is hereby established.  LTIP Units are intended to qualify as “profits interests” in the Partnership, except as otherwise provided in the relevant Award Agreement.  The number of LTIP Units that may be issued by the Partnership shall not be limited.

1.2  Vesting.  LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of the relevant Award Agreement and the remaining provisions of this Schedule I. The terms of any Award Agreement and the remaining provisions of this Schedule I may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Award Agreement or by the terms of any equity incentive plan, including without limitation the PJT Partners Inc. 2015 Omnibus Incentive Plan (the “Plan”), pursuant to which the LTIP Units are issued, if applicable.  LTIP Units that have vested and are no longer subject to forfeiture under the terms of an Award Agreement or Section 1.16 of this Schedule I, if applicable, are referred to as “Vested LTIP Units;” all other LTIP Units are referred to as “Unvested LTIP Units.”

1.3  Forfeiture or Transfer of Unvested LTIP Units.  Unless otherwise specified in the relevant Award Agreement, upon the occurrence of any event specified in an Award Agreement resulting in either the forfeiture of any LTIP Units or the repurchase thereof by the Partnership at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the relevant Award Agreement, no consideration or other payment

(other than the repurchase payment, if any) shall be due with respect to any LTIP Units that have been forfeited; provided that with respect to any distribution declared with a record date prior to the effective date of such forfeiture, such forfeited LTIP Units shall be included in calculating the applicable holder’s Total Percentage Interest in accordance with Article IV of the Partnership Agreement.

1.4  Legend.  Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation provisions set forth in the Award Agreement and the provisions of this Schedule I apply to the LTIP Unit.

1.5  Adjustments.  If an LTIP Unit Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain the same correspondence between Class A Units and LTIP Units as existed prior to such LTIP Unit Adjustment Event.  The following shall be “LTIP Unit Adjustment Events:” (A) the Partnership makes a distribution on all outstanding Class A Units in Class A Units, (B) the Partnership subdivides the outstanding Class A Units into a greater number of Units or combines the outstanding Class A Units into a smaller number of Units, or (C) the Partnership issues any Units in exchange for its outstanding Class A Units by way of a reclassification or recapitalization.  If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously.  If the Partnership takes an action affecting the Class A Units other than actions specifically described above as LTIP Unit Adjustment Events, including any extraordinary distribution to holders of Class A Units, and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the correspondence between Class A Units and LTIP Units as it existed prior to such action, the General Partner shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any Award Agreement or equity incentive plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances to maintain such correspondence.  If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing such certificate, the Partnership shall mail or otherwise provide notice to each holder of LTIP Units setting forth the adjustment to such holder’s LTIP Units and the effective date of such adjustment.

1.6  Conversion of LTIP Units into Class A Units. Subject to Section 1.15 of this Schedule I and except as otherwise agreed between the General Partner and the applicable LTIP Unit Limited Partner, subject to the expiration of any applicable LTIP Unit Restricted Period (as defined below), on the first date that a Participating LTIP Unit (including, for purposes of clarity, a Founder LTIP Unit) has attained a Book-Up Target of zero (such date, the “LTIP Unit Conversion Date”), such Participating LTIP Unit shall, without any action on the part of the holder of such LTIP Unit or any other Person, automatically be converted into a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the LTIP Conversion Factor (as defined below).  No LTIP Units shall be convertible pursuant to this Section 1.6 of

Schedule I prior to the expiration of a twenty-four month period (the “LTIP Unit Restricted Period”) ending on the day before the first twenty-four month anniversary of such holder’s becoming a holder of such LTIP Units; provided, however, that the General Partner may, in its sole and absolute discretion, shorten or lengthen the LTIP Unit Restricted Period applicable to any LTIP Units by written agreement with the holder thereof to a period of shorter or longer than twenty-four (24) months, without the consent of any other Partner and such written agreement shall govern the LTIP Unit Restricted Period with respect to such LTIP Units notwithstanding anything otherwise to the contrary herein.  Any vesting, forfeiture and additional restrictions on transfer to which a Participating LTIP Unit is subject at the time of its conversion under this Agreement and the terms of the relevant Award Agreement shall apply, mutatis mutandis, to any Class A Units received upon conversion of such LTIP Unit.  “LTIP Conversion Factor” shall mean the quotient of (i) the Economic Capital Account Balance attributable to the LTIP Unit being converted as of the date of conversion, divided by (ii) the Class A Unit Economic Balance as of the date of conversion, provided that if the Economic Capital Account Balance attributable to an LTIP Unit has at any time reached an amount equal to the Class A Economic Balance determined as of such time, the LTIP Conversion Factor for such LTIP Unit shall be equal to one (1) (except to the extent of adjustments (if any) to the LTIP Conversion Factor made pursuant to Section 1.5 of this Schedule I, without duplication).

1.7 Forced Conversion by the Partnership into Class A Units.

(a) Subject to Section 1.15 of this Schedule I, the Partnership may cause LTIP Units to be converted (a “LTIP Unit Forced Conversion”) into Class A Units at any time so long as the applicable holder thereof receives in respect of each LTIP Unit so converted a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the greater of (x) the LTIP Conversion Factor for such LTIP Unit (giving effect to all adjustments (if any) made pursuant to Section 1.5 of this Schedule I) and (y) one (1).

(b) In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Exhibit A hereto to the applicable holder not less than 10 nor more than 60 days prior to the date specified in such LTIP Unit Forced Conversion Notice (such date, the “LTIP Unit Forced Conversion Date”). A Forced LTIP Unit Conversion Notice shall be provided in the manner in which notices are generally to be provided in accordance with the Partnership Agreement.  Each holder of LTIP Units covenants and agrees with the Partnership that all LTIP Units to be converted pursuant to this Section 1.7 of this Schedule I shall be free and clear of all liens.

1.8 Conversion Procedures.  Subject to Section 1.15 of this Schedule I, a conversion of LTIP Units pursuant to Section 1.6 or 1.7 of this Schedule I shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date or LTIP Unit Forced Conversion Date, as the case may be, without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Class A Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate certifying the number of Class A Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

1.9  Treatment of Capital Account.  For purposes of making future allocations under the Partnership Agreement, reference to a Partner’s portion of its Economic Capital Account Balance attributable to his or her LTIP Units shall exclude, after the date of conversion of any of its LTIP Units, the portion of such Partner’s Economic Capital Account Balance attributable to the converted LTIP Units.

1.10  Mandatory Conversion in Connection with a Capital Transaction.

(a)  Subject to Section 1.15 of this Schedule I, if the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Class A Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event) as a result of which Class A Units shall be exchanged for or converted into the right, or the holders of Class A Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (any such transaction being referred to herein as a “Capital Transaction”), then, to the extent not already converted into Class A Units in accordance with Section 1.6 of this Schedule I, the General Partner shall, immediately prior to the consummation of the Capital Transaction, exercise its right to cause an LTIP Unit Forced Conversion with respect to any and all LTIP Units that have become Vested LTIP Units and the Book-Up Target of which is zero, taking into account any allocations that occur in connection with the Capital Transaction or that would occur in connection with the Capital Transaction if the assets of the Partnership were sold at the Capital Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Class A Units in the context of the Capital Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Capital Transaction and the conversion shall occur immediately prior to the effectiveness of the Capital Transaction).

(b)  In anticipation of such LTIP Unit Forced Conversion and the consummation of the Capital Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of such converting LTIP Units to be afforded the right to receive in connection with such Capital Transaction in consideration for the Class A Units into which such holder’s LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Capital Transaction by a holder of the same number of Class A

Units, assuming such holder of Class A Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person.  In the event that holders of Class A Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Capital Transaction, prior to such Capital Transaction the Partnership shall give prompt written notice to each holder of such converting LTIP Units of such election, and the Partnership shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Class A Units in connection with such Capital Transaction.  If a holder of LTIP Units fails to make such an election, such holder (and any his or her transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Class A Unit would receive if such holder of Class A Units failed to make such an election.

(c)  Subject to the rights of the Partnership and the General Partner under the relevant Award Agreement and the terms of any equity incentive plan, including without limitation the Plan, under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to (i) cause the terms of any Capital Transaction to be consistent with the provisions of this Section 1.10, and (ii) in the event LTIP Units are not converted into Class A Units in connection with the Capital Transaction (including pursuant to Section 1.10(a) above), subject to the rights of the General Partner and the Partnership set forth in Section 1.12 below to the extent that they can act without the consent of holders of LTIP Units, the Partnership shall (A) enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of those holders of LTIP Units whose LTIP Units will not be converted into Class A Units in connection with the Capital Transaction that, to the extent not incompatible with the interests of the holders of Class A Units and the holders of Class A common stock of the General Partner, (x) contains reasonable provisions designed to allow such holders to subsequently convert, redeem or exchange their LTIP Units, if and when eligible for conversion, redemption or exchange into securities comparable as reasonably possible under the circumstances to the Class A Units, and (y) preserves as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights of such holders, or (B) otherwise provide for payment to be made to such LTIP Unit holders (in respect of any unconverted LTIP Units) that is reasonably determined by the General Partner to be comparable to the consideration received by holders of Class A Units in the Capital Transaction.

1.11 Exchange Rights of LTIP Unit Limited Partners.

(a)  Subject to Section 1.15 of this Schedule I, LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership (i) from repurchasing LTIP Units from the holder thereof if and to the extent that such holder agrees to sell such LTIP Units or (ii) from exercising the right to cause a LTIP Unit Forced Conversion. For the avoidance of doubt, with respect to any Class A Units received by a LTIP Unit Limited Partner upon conversion of LTIP Units, including a LTIP Unit Forced Conversion, such LTIP Unit Limited Partner shall have the right to exchange such Class A Units in accordance with the Exchange Agreement.

(b)  Except as otherwise set forth in the relevant Award Agreement or other separate agreement entered into between the Partnership and a LTIP Unit Limited Partner, and subject to the terms and conditions set forth herein or in the Partnership Agreement, on or at any time after the applicable LTIP Unit Conversion Date or LTIP Unit Forced Conversion Date, each LTIP Unit Limited Partner will have the same right (and subject to the same terms and conditions and to be effected in the same manner) to (i) exchange all or a portion of any vested Class A Units resulting from a conversion of any LTIP Units as the other holders of Class A Units in accordance with the Exchange Agreement and (ii) to receive payments of certain tax benefits as the other holders of Class A Units in accordance with the Tax Receivable Agreement.

1.12  Special Approval Rights.  The General Partner and/or the Partnership shall not, without the affirmative approval of holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions and qualifications: (i) no separate consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would, in a ratable and proportional manner, alter, change, modify or amend the rights, powers or privileges of the Class A Units; (ii) a merger, consolidation or other business combination or reorganization of the Partnership or the General Partner, or any of their Affiliates shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of an LTIP Unit (and the holder of such LTIP Unit will not be entitled to any vote or consent with respect to such merger, consolidation or other business combination or reorganization in respect of such LTIP Unit) so long as any of the following apply: (w) subject to Section 1.15 of this Schedule I, such LTIP Unit is converted immediately prior to the effectiveness of the transaction into a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the greater of (i) the LTIP Conversion Factor for such LTIP Unit (giving effect to all adjustments (if any) made pursuant to Section 1.5 of this Schedule I) and (ii) one (1) (which Class A Units, for the avoidance of doubt, may be unvested to the extent the LTIP Unit so converted is not a Vested LTIP Unit); (x) the holder of such LTIP Unit either will receive, or will have the right to elect to receive, in respect of such LTIP Unit an amount of cash, securities, or other property equal to the amount of cash, securities or other property that would be paid in respect of such LTIP Unit had it been converted into a Class A Unit (or fraction of a Class A Unit, as applicable under the terms of such LTIP Unit) immediately prior to the transaction; (y) such LTIP Unit remains outstanding with its terms materially unchanged; or (z) if the Partnership is not the surviving entity in such transaction, such LTIP Unit is exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as such LTIP Unit; (iii) any creation or issuance of Units (whether ranking junior to, on a parity with or senior to the LTIP Units in any respect), which either (x) does not require the consent of the holders of Class A Units or (y) is authorized by the holders of Class A Units shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership or the General Partner of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders.  For the avoidance of doubt, the General Partner in its sole discretion may waive any restrictions or limitations (including vesting restrictions or transfer restrictions) applicable to any outstanding LTIP Units with respect to any holder or holders at any time and from time to time.  Any such determination in the General Partner’s discretion in respect of such LTIP Units shall be final and binding. Such determinations need not be uniform and may be made selectively among holders of LTIP Units, whether or not such holders are similarly situated, and shall not constitute the breach of any duty hereunder or otherwise existing at law, in equity or otherwise.  The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

1.13  Limited Partners’ Rights to Transfer. Subject to the remaining provisions of this Schedule I and the terms of the relevant Award Agreement or other document pursuant to which LTIP Units are granted and except in connection with the exercise of its exchange rights pursuant to Section 1.11 of this Schedule I, a holder of LTIP Units may not transfer all or any portion of such holder’s LTIP Units, except, in the case of Vested LTIP Units, to the extent, and subject to the same restrictions, that a holder of Class A Units is entitled to transfer Class A Units pursuant to Section 8.03 of the Partnership Agreement.

1.14  Allocations and Distributions.

(a)  All distributions shall be made to holders of LTIP Units in accordance with the provisions of Article IV of the Partnership Agreement.

(b)  All allocations, including allocations of Profits and Losses of the Partnership, special allocations and allocations upon final liquidation, shall be made to holders of LTIP Units in accordance with Article V of the Partnership Agreement.

1.15  Exchange for Class A Units in lieu of Conversion.  Notwithstanding any provision to the contrary herein, LTIP Units owned by each of the Partners listed in (i) Schedule II under the heading “U.K.” and (ii) Schedule III (“U.K. LTIP Units”) are subject to exchange as set out in this Section 1.15 rather than conversion.  Except as otherwise agreed between the General Partner and the applicable LTIP Unit Limited Partner, subject to the expiration of any applicable LTIP Unit Restricted Period (as defined above), on the first date that a Participating LTIP Unit (including, for purposes of clarity, a Founder LTIP Unit) that is a U.K. LTIP Unit has attained a Book-Up Target of zero, the holder of such Participating LTIP Unit shall have the right, at such holder’s option (but subject to the procedures described below), to exchange such Participating LTIP Unit for, at the election of the General Partner in its sole discretion: (A) a number (or fraction thereof) of fully paid and non-assessable Class A Units equal to the LTIP Conversion Factor (as defined above); or (B)(i) an amount of cash equal to the value of the Class A Units such holder would be entitled to receive pursuant to clause (A) (including, for the avoidance of doubt, the value attributable to such holder’s future right to become party to the Tax Receivable Agreement).  In order to exercise such right of exchange, a holder of LTIP Units shall deliver a notice in the form reasonably acceptable to the Partnership no less than 60 days prior to the date specified in such notice as the date of exchange, which date shall be the first day of a calendar quarter.  For the avoidance of doubt, none of the U.K. LTIP Units shall be convertible into Class A Units (or any other securities) under any circumstances, and the intent of this Section 1.15 is that (1) rather than converting into Class A Units (whether automatically, pursuant to an LTIP Unit Forced Conversion or otherwise), U.K. LTIP Units shall be exchanged for the consideration set forth above and (2) all provisions of this Agreement relating to converting LTIP Units shall apply to the U.K. LTIP Units but giving effect to the terms of this Section 1.15, with references to “conversion,” “convert into” or similar language replaced with “exchange,” “exchange for” or similar language.

1.16  Performance Conditions Applicable to LTIP Units.  Except as otherwise agreed between the General Partner and the applicable LTIP Unit Limited Partner, for the avoidance of doubt:

(a)  all LTIP Units issued under this Agreement were and are, from the date of issue, as a result of the terms applicable to Participating LTIP Units, actually (and intended to be) required to have certain Performance Conditions satisfied with respect to the Class A common stock of the General Partner in order to performance vest.  The Performance Conditions embedded in the terms of the LTIP Units are set out herein as terms of this Agreement and in the applicable Award Agreement; and

(b)  with respect to the definitions of “Performance Condition” and “Performance Tranche” specified in Section 1.01 of this Agreement, the “Performance Condition” shall be deemed satisfied with respect to a “Performance Tranche” (each as defined below) of LTIP Units, and such LTIP Units shall become “Participating LTIP Units” hereunder, if the Class A common stock of the General Partner achieves the designated per share price target for such tranche based on the volume-weighted average share price of the common stock of the General Partner over any 30 consecutive trading-day period ending prior to October 1, 2021 as reflected on the New York Stock Exchange or other such primary stock exchange with which the common stock of the General Partner is listed and traded (the “VWAP”).  The five relevant “Performance Tranches” and their respective “Performance Conditions” are set forth below.

Performance Tranche	Performance Condition
$48 Tranche (20% of LTIP Units)	$48.00 VWAP
$55 Tranche (20% of LTIP Units)	$55.00 VWAP
$63 Tranche (20% of LTIP Units)	$63.00 VWAP
$71 Tranche (20% of LTIP Units)	$71.00 VWAP
$79 Tranche (20% of LTIP Units)	$79.00 VWAP

Section 2. Amendment to Exhibit A.  Exhibit A of the Agreement is hereby amended and restated in its entirety to read as follows:

“EXHIBIT A

Notice of Election by Partnership of Forced Conversion of LTIP Units into Class A Units

PJT Partners Holdings LP (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Class A Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of PJT Partners Holdings LP, dated as of October 1, 2015, as amended from time to time (the “ Agreement ”).

To the extent that LTIP Units held by the holder are not free and clear of all liens, claims and encumbrances, or should any such liens, claims and/or encumbrances exist or arise with respect to such LTIP Units, the Class A Units into which such LTIP Units are converted shall continue to be subject thereto.

Name of Holder:

Number of LTIP Units to be Converted:

Conversion Date:”

Section 3. Amendment to Schedule II.  Schedule II of the Agreement is hereby amended and restated in its entirety to read as follows:

“Schedule II – List of Founder Group Partners

Section 4. Addition of Schedule III.  The following Schedule III is added immediately following Schedule II of the Agreement:

“Schedule III – List of Other U.K. Holders of LTIP Units

Section 3. Full Force and Effect.  Other than as expressly modified or amended in accordance with the foregoing provisions of this Amendment, the remaining terms of the Agreement remain in full force and effect and nothing contained in this Amendment shall be deemed to alter change or amend the rights, duties or obligations of the parties to the Agreement or to affect the enforceability or validity of any other provision of the Agreement.

Section 4. Facsimile Signatures.  Any signature required for the execution of this Amendment may be in the form of either an original signature or a facsimile or other electronic transmission bearing the signature of any party to this Amendment.  No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile or other electronic means.

Section 5. Headings.  The headings of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

Section 6. Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first above written.

GENERAL PARTNER:

PJT PARTNERS INC.

By:	/s/ James W. Cuminale
Name:	James W. Cuminale
Title:	General Counsel